Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004

Tel: 202.739.3000

Fax: 202.739.3001

www.morganlewis.com

November 30, 2011

Nuveen Floating Rate Income Opportunity Fund

333 West Wacker Drive

Chicago, IL 60606

Re:	Nuveen Floating Rate Income Opportunity Fund (File Nos. 333-167242 and 811-21579)

Dear Ladies and Gentleman:

We hereby consent to all references to our firm in Post-Effective Amendment No. 4 under the Securities Act of 1933 to the Registration Statement of Nuveen Floating Rate Income Opportunity Fund. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP